Exhibit 10.1

REORGANIZATION AND DISTRIBUTION

AGREEMENT

BY AND BETWEEN

ETHYL CORPORATION

AND

TREDEGAR INDUSTRIES, INC.

REORGANIZATION AND
DISTRIBUTION AGREEMENT

        REORGANIZATION AND DISTRIBUTION AGREEMENT, dated as of June 1, 1989, by and between ETHYL CORPORATION, a Virginia corporation (“Ethyl”), and its wholly owned subsidiary, TREDEGAR INDUSTRIES, INC., a Virginia corporation (“Tredegar”).

        WHEREAS, the Ethyl Board has determined it is appropriate and desirable to separate Ethyl and certain of its divisions and subsidiaries into two companies by consolidating the plastics, aluminum and energy businesses currently conducted by its VisQueen Division and certain subsidiaries into Tredegar and distributing all outstanding shares of Tredegar Common Stock on a pro rata basis to the holders of Ethyl Common Stock; and

        WHEREAS, Ethyl and Tredegar have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such separation and such distribution and to set forth other agreements that will govern certain other matters following such distribution.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01 General. As used in this Agreement and the Ancillary Agreements, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

        Affiliate: as defined in Rule 405 promulgated under the Securities Act of 1933, as such Rule is in effect on the date hereof.

        Ancillary Agreements: all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Conveyancing and Assumption Instruments, the Benefits Agreement, the Master Services Agreement, the Credit Agreement, the Tax Sharing Agreement, and the Indemnification Agreement.

        Benefits Agreement: the Employee Benefits Agreement dated as of the date of this Agreement between Ethyl and Tredegar, a copy of which is attached hereto as Exhibit A.

        Code: the Internal Revenue Code of 1986, as amended, or any successor legislation.

        Commission: the Securities Exchange Commission.

        Conveyancing and Assumption Instruments: collectively, the various agreements, instruments and other documents, in form and substance mutually satisfactory to Ethyl and Tredegar, to be entered into effect the transfer of assets and the assumption of Liabilities in the manner contemplated by this Agreement and other Ancillary Agreements.

        Credit Agreement: the Credit agreement pursuant to which Tredegar will, prior to the Distribution Date, borrow funds for the payment of the amounts contemplated by Section 2.01(a) and for working capital requirements after the Distribution.

        Distribution: the distribution to holders of Ethyl Common Stock pursuant to Section 4.03 of the shares of Tredegar Common Stock owned by Ethyl on the Distribution Date, less fractional shares allocable to such holders.

        Distribution Agent: the distribution agent for the shareholders of Ethyl, as appointed by Ethyl, to distribute shares of Tredegar Common Stock pursuant to the Distribution.

        Distribution Date: the close of business on the date determined by the Ethyl Board as of which the Distribution shall be affected.

        Ethyl Board: the Board of Directors of Ethyl.

        Ethyl Businesses: the businesses, assets and operations of Ethyl and the Ethyl Subsidiaries as heretofore, currently or hereafter conducted (other than such businesses, assets, operations and subsidiaries as will become part of the Tredegar Businesses hereunder), including, without limitation, all businesses, assets or operations managed or operated by, or operationally related to, any of such businesses, that have been sold or otherwise disposed of or discontinued prior to the Distribution Date.

        Ethyl Common Stock: the Common Stock, par value $1.00 per share, of Ethyl.

        Ethyl Liabilities: all of (i) the Liabilities of Ethyl under this Agreement or any of the Ancillary Agreements to which

Ethyl is or becomes a party, and (ii) the Liabilities relating to any of the Ethyl Businesses.

        Ethyl Policies: all insurance policies or binders held by or on behalf of, or providing coverage for, Ethyl (which coverage includes the Ethyl Subsidiaries, Tredegar and the Tredegar Subsidiaries for periods prior to the Distribution Date) or any director, officer or other employee thereof.

        Ethyl Subsidiary: any subsidiary of Ethyl other than Tredegar or any Tredegar Subsidiary.

        Exchange Act: the Securities Exchange Act of 1934, as amended.

        Exchange Ratio: the ratio of one share of Tredegar Common Stock for every ten shares of Ethyl Common Stock or such other ratio determined by Ethyl and Tredegar to be the number of shares (or fraction of a share) of Tredegar Common Stock to be distributed in the Distribution for each share of Ethyl Common Stock.

        Form 10: the registration statement on Form 10 to be filed by Tredegar with the Commission to effect the registration of the Tredegar Common Stock pursuant to the Exchange Act.

        Information: records, books, contracts, instruments, computer data and other data and information.

        Indemnification Agreement: the Indemnification Agreement, dated as of the date of this Agreement, between Ethyl and Tredegar, a copy of which is attached hereto as Exhibit E.

        Information Statement: the information statement to be sent to the holders of Ethyl Common Stock in connection with the Distribution in substantially the form attached hereto as Exhibit G.

        IRS: the Internal Revenue Service.

        Liabilities: any and all debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, the Ancillary Agreements, any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        Master Services Agreement: the Master Services Agreement, dated as of the date of this Agreement, between Ethyl and Tredegar, a copy of which is attached hereto as Exhibit F.

        NYSE: the New York Stock Exchange.

        Record Date: the close of business on June 30, 1989 or such later date as is determined by the Ethyl Board or the Executive Committee of the Ethyl Board as the record date for the Distribution.

        Subsidiaries: the term “subsidiaries” as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

        Tax Sharing Agreement: the Tax Sharing Agreement, dated as of the date hereof, between Tredegar and Ethyl, a copy of which is attached hereto as Exhibit D.

        Tredegar Assets: collectively, all of the assets of Ethyl to be transferred to Tredegar (including the capital stock of the Tredegar Subsidiaries that are presently first-tier subsidiaries of Ethyl), as identified on Schedule I.

        Tredegar Board: the Board of Directors of Tredegar.

        Tredegar Businesses: the businesses, assets and operations of Ethyl’s plastics, aluminum and energy businesses, including, without limitation, those businesses heretofore, currently or hereafter conducted by Ethyl’s VisQueen Division, Tredegar and the Tredegar Subsidiaries, including, without limitation, all businesses, assets or operations managed or operated by, or operationally related to, any of such businesses that have been sold or otherwise disposed of or discontinued prior to the Distribution Date.

        Tredegar By-Laws: the By-Laws of Tredegar, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

        Tredegar Charter: the Restated and Amended Articles of Incorporation of Tredegar, substantially in the form of Exhibit C, to be in effect at the Distribution Date.

        Tredegar Common Stock: the Common Stock of Tredegar.

        Tredegar Employee: any individual who, on or immediately prior to the Distribution Date, was employed by Ethyl or any of its subsidiaries and who, on or after the Distribution Date, or otherwise in connection with the Distribution, is employed by Tredegar or a Tredegar Subsidiary or in a Tredegar Business.

        Tredegar Liabilities: all of (i) the Liabilities of Tredegar under this Agreement or any of the Ancillary Agreements to which Tredegar is or becomes a party, and (ii) the Liabilities relating to any of the Tredegar Businesses.

        Tredegar Policies: all insurance policies or binders held by or on behalf of Tredegar or the Tredegar Subsidiaries or any director, officer or other employee thereof.

        Tredegar Subsidiary: each subsidiary of Ethyl listed on Schedule 1.01 that effective as of June 1, 1989, or otherwise in connection with the Distribution, will be or is contemplated to be a subsidiary of Tredegar.

        Section 1.02 Exhibits, Etc. Reference to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a “Section” are, unless otherwise specified, to one of the Sections of this Agreement.

ARTICLE II

REORGANIZATION AND RELATED TRANSACTIONS

        Section 2.01 Financing.

                 (a) Dividend Payment. In addition to cash dividends regularly paid to Ethyl by the Tredegar Subsidiaries, in connection with the Distribution and not later than the Distribution Date Tredegar shall pay in the form of an additional cash dividend to Ethyl an aggregate of $100 million, which funds Ethyl shall pay to New York Life Insurance Company, The Prudential Life Insurance Company of America, The Equitable Life Assurance Society of the United States and The Northwestern Mutual Life Insurance Company (collectively, the “Insurance Companies”) on October 1, 1989 in partial satisfaction of Ethyl’s indebtedness to the Insurance Companies, which is due on that date. The funds to be paid by Ethyl to the Insurance Companies shall be segregated from Ethyl’s other assets until such payments.

                 (b) Elimination of Intercompany Accounts as of the Distribution Date. All intercompany receivables, payables and loans in existence as of the Distribution Date between Tredegar and the Tredegar Subsidiaries, on the one hand, and Ethyl and the Ethyl Subsidiaries, on the other hand, shall be eliminated, as of the Distribution Date, by dividend, return of capital or capital contributions, as appropriate. All such dividends, returns of capital, and capital contributions shall be made to Ethyl or Tredegar, as appropriate.

                 (c) Cash Management and Intercompany Accounts After the Distribution Date. Ethyl and Tredegar shall establish and maintain a separate cash management system with respect to the Tredegar Businesses effective immediately after the Distribution Date. Thereafter, (i) any payments by Ethyl or an Ethyl Subsidiary on behalf of Tredegar or a Tredegar Subsidiary or otherwise, in connection with the Tredegar Businesses or the Tredegar Employees (including, without limitation, any such payments in respect of Liabilities or other obligations of Tredegar or a Tredegar Subsidiary under the Profits Agreement) shall be recorded in the accounts of Ethyl as a receivable from Tredegar to Ethyl; and any payments by Tredegar or a Tredegar Subsidiary on behalf of Ethyl or an Ethyl Subsidiary or otherwise, in connection with businesses other than Tredegar Businesses or in connection with employees other than Tredegar Employees (including, without limitation any such payments in respect to Liabilities or other obligations of Ethyl or an Ethyl Subsidiary under the Benefits Agreement) shall be recorded in the accounts of Tredegar as a receivable from Ethyl to Tredegar. After the Distribution Date, checks payable to Tredegar or a Tredegar Subsidiary, but received by Ethyl or an Ethyl Subsidiary, will be forwarded promptly to Tredegar. Checks payable to Ethyl or an Ethyl Subsidiary, but received by

Tredegar or a Tredegar Subsidiary, will be forwarded promptly to Ethyl. The proceeds of checks payable to, and received by, Ethyl or an Ethyl Subsidiary but for the benefit of a Tredegar Business, shall be remitted promptly to Tredegar. The proceeds of checks payable to, and received by, Tredegar or a Tredegar Subsidiary, but for the benefit of an Ethyl Business, shall be remitted promptly to Ethyl.

        Section 2.02 Reorganization of Operations.

                 (a) Transfer of Tredegar Assets. Ethyl shall transfer to Tredegar in accordance with Section 2.05 all of Ethyl’s right, title and interest in the Tredegar assets.

                 (b) Issuance of Tredegar Common Stock. Tredegar shall issue to Ethyl, prior to the Distribution Date, a number of shares of Tredegar Common Stock determined by multiplying the number of shares of Ethyl Common Stock outstanding on the Record Date by the Exchange Ratio and rounding up to the nearest share, reduced by the number of shares of Tredegar Common Stock then held by Ethyl.

        Section 2.03 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers and assumptions contemplated by this Article II and Article III shall not have been consummated prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable, it nonetheless being agreed and understood by the parties that neither party shall be liable in any manner to the other party for any failure of any of the transfers contemplated by this Article II or Article III to be consummated prior to the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Ethyl and Tredegar and their respective subsidiaries shall cooperate to seek to obtain all necessary consents and approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II and Article III. In the event that any such transfer of assets or Liabilities has not been consummated, effective as of and after the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset for the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party insofar as reasonably possible, in the same position as would have existed had such asset or Liability been transferred as of the Distribution Date. As and when any such asset or Liability becomes transferable, such transfer immediately shall be effected. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have assumed in accordance with the terms of this Agreement and the Ancillary Agreements all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is required to assume pursuant to the terms hereof and thereof.

        Section 2.04 No Representations or Warranties; Consents. Each party hereto understands and agrees that neither party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party or (ii) as to the legal sufficiency to convey title to any asset or the execution, delivery and filing of this Agreement or any Ancillary Agreement, including, without limitation, any Conveyancing or Assumption Instruments, it being agreed and understood that all such assets are being transferred “as is, where is” and that the party to which such assets are to be transferred hereunder shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that such party or any of its subsidiaries’ title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that neither party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments, it being agreed and understood that the party to which any assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with. Notwithstanding the foregoing, the parties shall use reasonable efforts to obtain all consents and approvals to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state environmental laws and the consents, approvals, agreements, filings and applications specified in Schedule 2.04.

        Section 2.05 Conveyancing and Assumption Instruments. In connection with the transfers of assets other than capital stock and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in such forms as the parties shall agree. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entity involved and, to the extent required by applicable law, by notation on public registries.

ARTICLE III

ASSUMPTION AND SATISFACTION OF LIABILITIES

        Section 3.01 Liabilities. Except as provided in the Ancillary Agreements and in the Exhibits hereto, Tredegar shall assume, pay, perform and discharge in accordance with their terms all Tredegar Liabilities, whether heretofore or hereafter arising or incurred, and Ethyl shall pay, perform and discharge in accordance with their terms all Ethyl Liabilities, whether heretofore or hereafter arising or incurred.

ARTICLE IV

THE DISTRIBUTION

        Section 4.01 Cooperation Prior to the Distribution.

                 (a) Ethyl and Tredegar shall prepare, and Ethyl shall mail to the holders of Ethyl Common Stock as of the Record Date, the Information Statement, which shall set forth appropriate disclosure concerning Tredegar, the Distribution and any other matters. Ethyl and Tredegar shall also prepare, and Tredegar shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement. Ethyl and Tredegar shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

                 (b) Ethyl and Tredegar shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Benefits Agreement.

                 (c) Ethyl and Tredegar shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

                 (d) Tredegar shall prepare, and Tredegar shall file and pursue, an application to permit listing of the Tredegar Common Stock on the NYSE.

        Section 4.02 Ethyl Board Action; Conditions Precedent to the Distribution. The Ethyl Board shall, in its discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur (i) if at the Distribution Date the ruling from the IRS as heretofore received by Ethyl and dated May 4, 1989 (the “Ruling”) shall not be in full force and effect, or shall have been modified or amended in any respect adversely affecting the tax consequences set forth in the Ruling or (ii) prior to such time as the following conditions shall have been satisfied:

                          (i) the transactions contemplated by Sections 2.01 and 2.02 shall have been consummated in all material respects;

                          (ii) the Tredegar Common Stock shall have been approved for listing on the NYSE subject to official notice of issuance.

                          (iii) the Tredegar Board, comprised as contemplated by Section 6.01, shall have been elected by Ethyl, as sole shareholder of Tredegar, and the Tredegar Charter and Tredegar By-Laws shall have been adopted and shall be in effect; and

                          (iv) the Form 10 shall have been declared effective by the Commission or become effective under the Exchange Act;

provided, however, that the satisfaction of such conditions shall not create any obligation on the part of Ethyl or any other party hereto to effect the Distribution or in any way limit Ethyl’s power of termination set forth in Section 9.08 or alter the consequences of any such termination from those specified in such Section.

        Section 4.03 The Distribution. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, Ethyl shall deliver to the Distribution Agent a certificate representing all of the then outstanding shares of Tredegar Common Stock held by Ethyl and shall instruct the Distribution Agent to distribute, as soon as practicable following the Distribution Date, certificates representing such Tredegar Common Stock, and cash in lieu of fractional shares calculated in accordance with Section 4.04, to holders of record of Ethyl Common Stock on the Record Date. Tredegar agrees to provide all certificates that the Distribution Agent shall require in order to effect the Distribution.

        Section 4.04 Fractional Shares. The Distribution Agent shall be directed to determine the number of whole shares and fractional shares of Tredegar Common Stock allocable to each holder of record of Ethyl Common Stock as of the close of business on the Record Date who is not a participant in Ethyl’s Dividend Reinvestment Plan. The Distribution Agent shall also determine the number of whole shares and fractional shares of Tredegar Common Stock allocable to each participant in Ethyl’s Dividend Reinvestment Plan based upon the aggregate number of shares of Ethyl Common Stock credited to such participant’s account under such plan and any additional shares of Ethyl Common Stock held in such participant’s name as of the close of business on the Record Date. Upon the Distribution Agent’s determination of the aggregate number of such fractional shares, Tredegar shall purchase from the Distribution Agent, acting on behalf of the holders thereof, all of such fractional shares at a per share price equal to the average closing price of one share of Tredegar Common Stock on the NYSE on the tenth through the twentieth trading days after the initiation of regular way settlement trading of Tredegar Common Stock on the NYSE.

ARTICLE V

INDEMNIFICATION

        Prior to the Distribution Date, the parties shall execute and deliver to each other the Indemnification Agreement in the form attached hereto as Exhibit E.

ARTICLE VI

CERTAIN ADDITIONAL MATTERS

        Section 6.01 The Tredegar Board. Tredegar and Ethyl shall take all actions that may be required to elect or otherwise appoint, as of the Distribution Date, the following persons as directors of Tredegar: Richard W. Goodrum, Bruce C. Gottwald, Floyd D. Gottwald, Jr., John D. Gottwald, Andre B. Lacy, James F. Miller, Emmett J. Rice, W. Thomas Rice and Norman A. Scher.

        Section 6.02 Resignations. Tredegar shall cause all Tredegar Employees to resign, effective as of the Distribution Date, from all boards of directors or similar governing bodies of Ethyl or any Ethyl Subsidiary on which they serve, and from all positions as officers of Ethyl or any Ethyl Subsidiary in which they serve. Ethyl shall cause all of its and its subsidiaries employees and directors to resign effective as of the Distribution Date from all boards of directors or similar governing bodies of Tredegar or any Tredegar Subsidiary on which they serve, and from all positions as officers of Tredegar or any Tredegar Subsidiary in which they serve (other than Tredegar Employees and those directors of Ethyl who will continue to serve as directors of Tredegar pursuant to Section 6.01).

        Section 6.03 Tredegar Charter and By-Laws. Prior to the Distribution Date, the restatement and amendment of the Tredegar Charter and the amended Tredegar By-Laws shall have been adopted and the restatement and amendment of the Tredegar Charter shall have been made effective by the State Corporation Commission of the Commonwealth of Virginia.

        Section 6.04 Certain Post-Distribution Transactions. Following the Distribution Date, Tredegar shall, and shall cause each Tredegar Subsidiary to, (i) comply with each representation and statement made, or to be made, to any taxing authority in connection with any ruling obtained, or to be obtained, by Ethyl and/or Ethyl and Tredegar acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement and (ii) take no action that would jeopardize the tax-free status of the Distribution for federal income tax purposes. In the event that during the three year period following the Distribution Date Tredegar desires to restructure its business in a manner, or take any other action, that might cause a material change in any such representation or statement, it must obtain the advance written consent of Ethyl. Such consent shall not be unreasonably withheld if Ethyl either receives a supplemental private letter ruling from the IRS or an opinion of counsel satisfactory to Ethyl that such action does not affect adversely the tax-free status of the Distribution. At Tredegar’s request and expense, Ethyl shall seek such a ruling as expeditiously as practicable with the full participation of Tredegar, provided that in Ethyl’s opinion (i) there is a reasonable basis for the ruling requested and (ii) seeking such a ruling would not interfere with, or delay, any other action Ethyl has pending or currently under consideration.

        Section 6.05 Use of Ethyl Name. Any existing printed material, signs or graphics displaying any affiliation or connection of Tredegar or any Tredegar Subsidiary with Ethyl or an Ethyl Subsidiary may be used by such Tredegar Subsidiary only so long as necessary but in no event after the date more than six months after the Distribution Date. On and after the Distribution Date, Tredegar and the Tredegar Subsidiaries shall not otherwise represent to third parties that any of them is affiliated with Ethyl or an Ethyl Subsidiary. Promptly following the Distribution Date, Tredegar shall cause the names of the Tredegar Subsidiaries (Ethyl Molded Products Company, Ethyl Oil and Gas Corporation, Ethyl Petroleum Corporation, Ethyl Properties, Inc. and Ethyl VisQueen Inc.) to be changed to eliminate the word Ethyl from their names.

ARTICLE VII

ACCESS TO INFORMATION AND SERVICES

        Section 7.01 Provision of Corporate Records. Ethyl shall arrange as soon as practicable following the Distribution Date for the transportation at Tredegar’s cost to Tredegar of existing corporate records in its possession relating to the Tredegar Businesses. Such records shall be the property of Tredegar, but shall be available to Ethyl for review and duplication until Ethyl shall notify Tredegar in writing that such records are no longer of use to Ethyl.

        Section 7.02 Access to Information. From and after the Distribution Date, each party hereto shall afford to the other party and the other party’s authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all Information within such party’s possession relating to the other party’s businesses, insofar as such access is reasonably required by the other party.

        Section 7.03 Provision of Services. In addition to any services contemplated to be provided following the Distribution Date by the Master Services Agreement or any subsidiary agreement thereto or any other Ancillary Agreement, each party shall make available to the other party during normal business hours and in a manner that will not unreasonably interfere with such party’s business, its financial, tax, accounting, legal, employee benefits and similar staff and services (collectively “Services”) whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

        Section 7.04 Reimbursement. Except to the extent otherwise contemplated by the Master Services Agreement or any other Ancillary Agreement, a party providing Information or Services to the other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other expenses, as may be reasonably incurred in providing such Information or Services.

        Section 7.05 Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall retain, and shall cause its subsidiaries to retain, all Information relating to the other party (not transferred to such other party) and the other party’s subsidiaries to the same extent as such party retains Information relating to such party and its subsidiaries.

        Section 7.06 Confidentiality. To the extent it can reasonably do so, each of Ethyl and the Ethyl Subsidiaries on the one hand, and Tredegar and the Tredegar Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other’s representatives pursuant to this Agreement (except to the extent that such Information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

ARTICLE VIII

INSURANCE

        Section 8.01 Claims and Insurance Policies. The parties agree that (i) where any Tredegar Liability is specifically covered under an Ethyl Policy, then Tredegar may claim under such Policy as and to the extent such coverage is available; and (ii) where any Ethyl Liability is specifically covered under a Tredegar Policy, then Ethyl may claim under such Policy as and to the extent such coverage is available. Ethyl, for Ethyl Liabilities, and Tredegar, for Tredegar Liabilities, each shall bear and be responsible for any deductible or retention or obligation to indemnify any insurance carrier relating to any claims for which such party has coverage. Ethyl’s designated insurance representatives will continue to manage all claims made under the Ethyl Policies in accordance with Ethyl’s customary practices. Tredegar’s designated insurance representatives will manage all claims made under the Tredegar Policies. As to claims made by one party covered by insurance policies of the other party, each party shall, and shall cause each of its Affiliates to, cooperate fully with the other party and the other party’s designated insurance representatives, including providing necessary documentation, assistance and, where appropriate, testimony.

ARTICLE IX

MISCELLANEOUS

        Section 9.01 Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits and the Ancillary Agreements and other agreements and documents referred to herein, shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Conveyancing and Assumption Instrument or other instrument of assumption, the Benefits Agreement, the Tax Sharing Agreement, the Indemnification Agreement or the Master Services Agreement, the provisions of the Conveyancing and Assumption Instrument or other instrument of assumption, the Benefits Agreement, the Tax Sharing Agreement, the Indemnification Agreement or the Master Services Agreement, as the case may be, shall control.

        Section 9.02 Survival of Agreements. Except as otherwise contemplated by this Agreement and the Ancillary Agreements, all covenants and agreements of the parties contained in this Agreement and in the Ancillary Agreements shall survive the Distribution Date.

        Section 9.03 Expense. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the provisions of Section 2.01(b) of this Agreement, to the extent Ethyl pays expenses appropriately assignable to the organization of Tredegar and the transfers contemplated by this Agreement, such payment shall constitute a loan from Ethyl to Tredegar, which loan Tredegar shall repay to Ethyl upon written demand.

        Section 9.04 Governing Law. This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws thereof.

        Section 9.05 Notices. All notices and other communications hereunder and under any of the Ancillary Agreements shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

to Ethyl: Ethyl Corporation 330 South Fourth Street Richmond, Virginia 23219 Attention: Chief Financial Officer to Tredegar: Tredegar Industries, Inc.

until September 30, 1989: 701 East Byrd Street Richmond, Virginia 23219	after September 30, 1989: 1100 Boulders Parkway Richmond, Virginia 23225

Attention: President

        Section 9.06 Amendments. This Agreement and the Ancillary Agreements may not be modified or amended except by an agreement in writing signed by the parties.

        Section 9.07 Successors and Assigns. This Agreement and the Ancillary Agreements and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        Section 9.08 Termination. The Distribution may be abandoned at any time prior to the Distribution Date by and in the sole discretion of the Ethyl Board without the approval of Tredegar or of Ethyl’s shareholders. In the event of the Distribution is abandoned at any time prior to the Distribution Date, this Agreement and the Ancillary Agreements shall be terminated. In the event of such termination, neither party shall have any liability of any kind to any other party.

        Section 9.09 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such party that is contemplated by this Agreement and the Ancillary Agreements to be a subsidiary of such party on and after the Distribution Date.

        Section 9.10 No Third Party Beneficiaries. Except for the provisions of the Indemnification Agreement relating to Indemnitees (as defined therein) and Section 9.07 of this Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the parties hereto and their respective subsidiaries and their Affiliates and shall not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of action or other right.

        Section 9.11 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement and the Ancillary Agreements.

        Section 9.12 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement and the Ancillary Agreements to the same extent as if the same had been set forth verbatim herein.

        IN WITNESS WHEREOF, Ethyl and Tredegar have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the day and year first above written.

ETHYL CORPORATION By: /s/ E. Whitehead Elmore —————————————— E. Whitehead Elmore Vice President, Secretary and General Counsel

TREDEGAR INDUSTRIES, INC. By: /s/ John D. Gottwald —————————————— John D. Gottwald President

EXHIBITS

A.	Benefits Agreement

B.	Tredegar By-Laws

C.	Tredegar Charter

D.	Tax Sharing Agreement

E.	Indemnification Agreement

F.	Master Services Agreement

G.	Information Statement

SCHEDULES

I.	Tredegar Assets

1.01	Tredegar Subsidiaries

Exhibit A - Benefits Agreement included in this Record Volume under Tab 36

Exhibit B - Tredegar By-Laws included in this Record Volume under Tab 22

Exhibit C - Tredegar Charter included in this Record Volume under Tab 17

Exhibit D - Tax Sharing Agreement included in this Record Volume under Tab 37

Exhibit E - Indemnification Agreement included in this Record Volume under Tab 35

Exhibit F - Master Services Agreement included in this Record Volume under Tab 38

Exhibit G - Information Statement included in this Record Volume under Tab 66

SCHEDULE I

THE TREDEGAR ASSETS

1. All of Ethyl’s right, titles and interest in the personal property listed on Exhibit A attached hereto.

2. All of Ethyl’s right, title and interest in the personal property listed on Exhibit B attached hereto.

3. All of Ethyl’s right, title, and interest in the personal property listed on Exhibit C attached hereto.

4. All of Ethyl’s right, title and interest in the contracts and agreements listed on Exhibit D attached hereto.

5. All of Ethyl’s right, title and interest in the real property described in the property descriptions attached hereto as Exhibits E-1 through E-7.

6. All of Ethyl’s right, title and interest in and to (i) the letters Patent of the United States listed on Exhibit F attached hereto, (ii) the inventions claimed therein, (iii) any and all claims for damages and profits by reason of past infringement thereof and (iv) the right to sue therefor.

7. All of Ethyl’s right, title and interest in and to the application for Letters Patent of the United States listed on Exhibit G attached hereto. The inventions claimed in such

Applications for letters Patent and all United States letters Patent issuing from such applications.

8. All of Ethyl’s right, title and interest in and to the trademarks and United States registrations thereof listed on Exhibit H attached hereto, together with the goodwill of the business in connection with which such marks are used.

9. All of Ethyl’s right, title and interest in and to (i) the foreign patents and patent applications listed on Exhibit I attached hereto, (ii) the inventions claimed therein, (iii) any and all claims for damages and profits by reason of past infringement thereof and (iv) the right to sue therefor.

10. All of Ethyl’s right, title and interest in and to the prospective patent applications docketed for possible preparation and filing, which applications are listed by Ethyl’s case docketing members on Exhibit J attached hereto and the inventories proposed to be covered thereby.

11. All of Ethyl’s right, title and interest in and to the trademark and the United States application for registration thereof listed on Exhibit K attached hereto, together with the goodwill of the business in connection with which such mark is used.

12. All of Ethyl’s right, title and interest in and to the trademarks and state registrations thereof listed on Exhibit L attached hereto, together with the goodwill in connection with which such marks are used.

13. All of Ethyl’s right, title and interest in and to the trademarks and foreign registrations and applications for registration thereof listed on Exhibit M attached hereto, together with the goodwill of the business in connection with which such marks are used.

14. All of Ethyl’s right, title and interest in and to the Conception Records listed on Exhibit N attached hereto and the inventions, whether patentable or unpatentable, set forth therein.

15. All of Ethyl’s rights and interests in and to the following leased real properties:

(a)	The 20th Floor and portions of the 19th and 17th Floors of the Federal Reserve Building located on Byrd Street, Richmond, Virginia, together with certain related parking;

(b)	A 30,000 square foot warehouse building located on Old Hutchinson Mill Road in Troup County, Georgia; and

(c)	Nos. 333 and 335 on the third floor in an office building located in Reed Hartman Corporate Center at 10921 Reed Hartman Highway, Cincinnati, Ohio.

16. All of Ethyl’s right, title and interest in and to the oil and gas rights in the leases described in Exhibit O attached hereto and any extensions or renewals thereof.